Exhibit 99.1

NEWS RELEASE
Corporate Offices: 1328 Racine Street Racine, WI 53403
FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson (262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2017

THIRD QUARTER FINANCIAL RESULTS

●    Third Quarter Sales Increased 8.8% to Highest Level in Two Years

●    Gross Profit Percent Improves 630 Basis Points to 29.5% in Third Quarter

●    $1,597,000 of Operating Cash Flow Generated in Third Quarter

●    Six Month Backlog Improved to $49,835,000, a 31% increase from the prior quarter

RACINE, WISCONSIN—May 5, 2017— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2017 third quarter ended March 31, 2017.

Sales for the fiscal 2017 third quarter increased to $45,084,000, from $41,434,000 for the same period last year. Year-to-date, sales were $114,591,000, compared to $123,635,000 for the fiscal 2016 nine months. The increase in 2017 third quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American pressure pumping customers, and higher sales of aftermarket components, partially offset by softening demand across the Company’s other product categories and geographies.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said, “Significant orders for our 8500 series transmission systems received during the fiscal 2017 third quarter benefited third quarter sales, profitability and backlog. These orders included a 100-unit order from ProFrac Services, which represented one of the largest single transmission system orders the Company has received. Our proactive decision to maintain inventory of oil and gas transmission systems over the past several quarters allowed Twin Disc to quickly begin shipping 8500 series transmissions to customers in the third quarter. In addition, Twin Disc’s focus on efficiently delivering high-quality, high-horsepower transmissions systems to oil and gas customers is a significant competitive advantage and demonstrates Twin Disc’s leadership position in this compelling market. There continues to be a significant underinvestment in fracturing equipment, and we have experienced good demand for aftermarket components. As a result, we are carefully watching the oil and gas market and believe we are well positioned to capitalize on new equipment investments.”

Gross profit for the fiscal 2017 third quarter was 29.5 percent, compared to 23.2 percent in the fiscal 2016 third quarter, and 26.6 percent in the fiscal 2017 second quarter. The 630 basis point increase in gross profit for the fiscal 2017 third quarter compared to the fiscal 2016 third quarter was primarily due to higher shipments of oil and gas transmission systems, increased aftermarket volume, improved operating efficiencies, and a global reduction in fixed manufacturing costs.

Year-to-date, gross margin was 27.4 percent, compared to 23.8 percent for the fiscal 2016 nine months.

For the fiscal 2017 third quarter, marketing, engineering and administrative (ME&A) expenses declined $335,000 to $13,737,000. The 2.4 percent decline in ME&A expenses in the quarter was primarily due to cost reduction actions taken over the past five quarters ($949,000), along with reduced pension expense ($167,000) and reduced spending on corporate development ($136,000). These reductions were partially offset by an increase to incentive compensation expense resulting from the Company’s success in achieving operational performance improvements and fixed cost reductions ($841,000) and stock based compensation ($106,000). Year-to-date, ME&A expenses have declined $5,133,000, or 11.7 percent, to $38,772,000, compared to the same period last fiscal year.

For the third quarter, the Company took a $2,637,000 impairment charge primarily to write down goodwill associated with the Company’s domestic industrial business. This impairment is primarily the result of a lack of any significant market recovery related to these products. This business remains a strategic priority for us, as evidenced by the recent acceleration of new product offerings. We anticipate profitable growth as markets recover and our new products gain market penetration. In addition, the Company recorded restructuring charges of $293,000, compared to restructuring charges of $272,000 in the same period last fiscal year. Year-to-date, Twin Disc had restructuring charges of $1,367,000, compared to $787,000 for the same period last fiscal year. Fiscal 2017’s restructuring activities related to headcount reductions at certain of the Company’s domestic and foreign operations, and are expected to generate approximately $2,400,000 in annualized savings.

The fiscal 2017 nine-month effective tax rate was 34.8 percent, compared to the fiscal 2016 nine-month rate of 51.5 percent. The fiscal 2016 rate was favorably impacted by $2,400,000 of foreign tax credits associated with the repatriation of cash from certain foreign entities.

Net loss attributable to Twin Disc for the fiscal 2017 third quarter was ($1,849,000), or ($0.16) per share, compared to a net loss attributable to Twin Disc of ($963,000), or ($0.09) per share, for the fiscal 2016 third quarter. Year-to-date, the net loss attributable to Twin Disc was ($7,456,000), or ($0.66) per share, compared to a net loss attributable to Twin Disc of ($7,586,000), or ($0.68) per share, for the fiscal 2016 nine months.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($1,739,000) for the fiscal 2017 third quarter, compared to ($2,732,000) for the fiscal 2016 third quarter. For the fiscal 2017 nine-month period, EBITDA was ($5,744,000) compared to ($8,549,000) for the fiscal 2016 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “Higher sales, controlled operating expenses and prudent working capital management helped the company generate $1,597,000 of operating cash flow in the third quarter. Working capital at March 31, 2017, was $84,289,000, compared to $88,904,000, at June 30, 2016, and $92,263,000 at March 25, 2016. At March 31, 2017, the Company had $14,940,000 in cash and $8,977,000 of borrowings drawn under its $40,000,000 revolving credit facility. Year-to-date, we have invested $1,869,000 in capital expenditures and expect to invest approximately $3,000,000 to $4,000,000 in capital expenditures this fiscal year. After a careful review during our third quarter reporting process, we recorded an impairment charge of $2,637,000 for the remaining goodwill associated with our domestic industrial business group.”

Mr. Batten concluded, “Our six-month backlog at March 31, 2017 was $49,835,000 compared to $35,709,000 at June 30, 2016 and $39,952,000 at March 25, 2016. The increased backlog represents additional 8500 series transmissions yet to be shipped and favorable aftermarket trends from customers in the oil and gas, industrial and marine markets. While we are encouraged by our near-term outlook, we have limited demand visibility across many of our markets past the fiscal 2017 fourth quarter. We are closely watching our end markets for sustained signs of improvements and will respond as necessary to capitalize on market trends, while providing customers exceptional products and services. As we finish fiscal 2017, we will focus on expanding production efficiency initiatives, controlling costs, growing market share within all markets, and executing strategies to improve Twin Disc’s market diversification.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, May 5, 2017. To participate in the conference call, please dial 888-428-9498 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. May 5, 2017 until midnight May 12, 2017. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 2724293.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	Quarter Ended		Three Quarters Ended
	March 31, 2017	March 25, 2016	March 31, 2017	March 25, 2016

Net sales	$45,084	$41,434	$114,591	$123,635
Cost of goods sold	31,790	31,816	83,175	94,222
Gross profit	13,294	9,618	31,416	29,413

Marketing, engineering and administrative expenses	13,737	14,072	38,772	43,905
Restructuring expenses	293	272	1,367	787
Goodwill and asset held for sale impairment charge	2,637	-	2,637	-
Other operating (income)	-	-	-	(445)
Loss from operations	(3,373)	(4,726)	(11,360)	(14,834)
Interest expense	61	156	236	356
Other (income) expense, net	(67)	187	(414)	260
Loss before income taxes and noncontrolling interest	(3,367)	(5,069)	(11,182)	(15,450)
Income tax benefit	(1,639)	(4,138)	(3,892)	(7,955)

Net loss	(1,728)	(931)	(7,290)	(7,495)
Less: Net earnings attributable to noncontrolling interest, net of tax	(121)	(32)	(166)	(91)
Net loss attributable to Twin Disc	$(1,849)	$(963)	$(7,456)	$(7,586)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.16)	$(0.09)	$(0.66)	$(0.68)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.16)	$(0.09)	$(0.66)	$(0.68)

Weighted average shares outstanding data:
Basic shares outstanding	11,250	11,207	11,236	11,201
Diluted shares outstanding	11,250	11,207	11,236	11,201

Dividends per share	$-	$-	$-	$0.18

Comprehensive income (loss):
Net loss	$(1,728)	$(931)	$(7,290)	$(7,495)
Other comprehensive income (loss):
Benefit plan adjustments, net	682	671	2,104	2,215
Foreign currency translation adjustment	1,059	1,941	(2,456)	(2,189)
Comprehensive income (loss)	13	1,681	(7,642)	(7,469)
Less: Comprehensive income attributable to noncontrolling interest	(38)	(33)	(149)	(81)

Comprehensive (loss) income attributable to Twin Disc	$(25)	$1,648	$(7,791)	$(7,550)

Reconciliation of Consolidated net (LOSS) Earnings to EBITDA

(In thousands; unaudited)

	Quarter Ended		Three Quarters Ended
	March 31, 2017	March 25, 2016	March 31, 2017	March 25, 2016
Net loss attributable to Twin Disc	$(1,849)	$(963)	$(7,456)	$(7,586)
Interest expense	61	156	236	356
Income taxes	(1,639)	(4,138)	(3,892)	(7,955)
Depreciation and amortization	1,688	2,213	5,368	6,636
Loss before interest, taxes, depreciation and amortization	$(1,739)	$(2,732)	$(5,744)	$(8,549)

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In thousands; unaudited)

	March 31,	June 30,
	2017	2016
ASSETS
Current assets:
Cash	$14,940	$18,273
Trade accounts receivable, net	26,915	25,363
Inventories	66,856	66,569
Deferred income taxes	7,987	7,353
Other	8,123	7,477

Total current assets	124,821	125,035

Property, plant and equipment, net	47,679	51,665
Deferred income taxes	28,446	25,870
Goodwill, net	2,442	5,120
Intangible assets, net	1,963	2,164
Other assets	4,385	4,068

TOTAL ASSETS	$209,736	$213,922

LIABILITIES AND EQUITY
Current liabilities:

Accounts payable	$19,747	$14,716
Accrued liabilities	20,785	21,415

Total current liabilities	40,532	36,131

Long-term debt	8,977	8,501
Accrued retirement benefits	47,393	48,705
Deferred income taxes	765	827
Other long-term liabilities	1,903	2,705

Total liabilities	99,570	96,869

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	10,040	11,761
Retained earnings	168,206	175,662
Accumulated other comprehensive loss	(44,478)	(44,143)
	133,768	143,280
Less treasury stock, at cost (1,580,335 and 1,749,294 shares, respectively)	24,205	26,790

Total Twin Disc shareholders' equity	109,563	116,490

Noncontrolling interest	603	563
Total equity	110,166	117,053

TOTAL LIABILITIES AND EQUITY	$209,736	$213,922

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Three Quarters Ended
	March 31, 2017	March 25, 2016

Cash flows from operating activities:
Net loss	$(7,290)	$(7,495)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	5,368	6,636
Restructuring expenses	129	276
Impairment charge	2,637	-
Provision for deferred income taxes	(3,640)	(9,180)
Other non-cash changes, net	1,163	1,049
Net change in operating assets and liabilities	791	3,379
Net cash used by operating activities	(842)	(5,335)

Cash flows from investing activities:
Proceeds from sale of business	-	3,500
Proceeds from life insurance policy	-	2,002
Acquisitions of fixed assets	(1,869)	(3,554)
Proceeds from sale of fixed assets	11	93
Other, net	(129)	(270)
Net cash (used) provided by investing activities	(1,987)	1,771

Cash flows from financing activities:

Borrowings under revolving loan agreement	38,793	60,187
Repayments under revolving loan agreement	(38,316)	(62,191)
Proceeds from exercise of stock options	-	12
Dividends paid to shareholders	-	(2,041)
Dividends paid to noncontrolling interest	(109)	(192)
Tax shortfall from stock compensation	-	(267)
Payments of withholding taxes on compensation	(140)	(190)
Net cash provided (used) by financing activities	228	(4,682)

Effect of exchange rate changes on cash	(732)	(1,290)

Net change in cash	(3,333)	(9,536)

Cash:
Beginning of period	18,273	22,936

End of period	$14,940	$13,400

####